Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TOMOTHERAPY INCORPORATED
The following have been adopted as the Amended and Restated Articles of Incorporation of TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), which supersede and take the place of the existing Amended and Restated Articles of Incorporation of the Company:
ARTICLE I
Name
The name of the Company is TomoTherapy Incorporated.
ARTICLE II
Purposes
The purposes for which the Company is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.
ARTICLE III
Capital Stock
Common Stock
The aggregate number of shares of common stock which the Company shall have authority to issue is Two Hundred Million (200,000,000), consisting of a single class of stock. Each share of common stock shall be designated as “Common Stock,” and shall have a par value of $0.01 per share.
Preferred Stock
The aggregate number of shares of preferred stock which the Company shall have the authority to issue is Ten Million (10,000,000). The Board of Directors of the Company is authorized pursuant to Section 180.0602 of the Wisconsin Business Corporation Law, and subject to the limitations prescribed by law and this Article III, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to Section 180.0602 of the Wisconsin Business Corporation Law, to establish from time to time the number of shares to be included in each such series and the voting powers thereof, full or limited, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors of the Company with respect to each series shall include, but not be limited to, determination of the following:
(a) The number of shares constituting that series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares then outstanding);

(b) The distinctive designation of that series;
(c) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(d) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(e) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors of the Company shall determine;
(f) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(g) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
(h) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;
(i) Restrictions on the issuance of shares of the same series or any other class or series; and
(j) Any other relative rights, preferences and limitations of that series.
Record Ownership
The corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE IV
Registered Office and Agent
The address of the registered office of the Company is 1240 Deming Way, Madison, Wisconsin 53717-1954, and the name of the registered agent at such address is Shawn D. Guse.
The undersigned officer of TomoTherapy Incorporated, a Wisconsin corporation with registered offices in Dane County, Wisconsin, certifies that the foregoing Amended and Restated Articles of Incorporation of said Company, containing amendments requiring shareholder approval, were adopted in accordance with section 180.1003 of the Wisconsin Statutes on April 16, 2007, and shall have a delayed effective date of May 14, 2007.

/s/ Shawn D. Guse
Shawn D. Guse,
Vice President, Secretary, and General Counsel Dated: May 11, 2007

This instrument was drafted by and is returnable to:
Shawn D. Guse
TomoTherapy Incorporated
1240 Deming Way
Madison, WI 53717-1954
(608) 824-2800